UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 12, 2008

The Small Business Company
(Exact name of registrant as specified in its charter)

Delaware	000-52184	55-0808106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

674 Via de La Valle, Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 481-5600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

1.    Separation Agreement. In connection, with Stuart Schreiber’s resignation from his officer positions with us (See Item 5.02 below), we entered into a letter agreement dated February 29, 2008 with him setting forth the terms of our mutual separation. Under the terms of this Agreement, Mr. Schreiber and the Company agreed to waive any and all continuing rights and obligations under Mr. Schreiber’s employment agreement dated December 26, 2002. In consideration thereof and to enter into the Agreement, we agreed to pay Mr. Schreiber $9,727.95 as follows: $5,000 on the Effective Date (as defined) and thereafter in equal monthly installments of $1,000 beginning on April 1, 2008. Mr. Schreiber also agreed to a 1 year non-compete/non solicitation provisions as well as confidentiality and non-disparagement clauses. Each party to this agreement granted mutual releases.

2.    Employment Agreement. On March 14, 2008, we entered into employment agreements with Terry Ostrowiak. A description of the material terms of the agreement is set forth below and a copy of the agreement is attached as an exhibit hereto.

Terry Ostrowiak. We entered into an employment agreement with Terry Ostrowiak pursuant to which we employ Mr. Ostrowiak as our Executive Vice President and Secretary. The agreement is for an initial term of one year and provides for an annual base salary during the term of the agreement of $120,000; provided, however that the agreement specifically limits the salary to our current financial ability to pay the salary and provides for no back payment of unpaid amounts. Mr. Ostrowiak has also been granted options to purchase 500,000 shares of our common stock..

The agreement also contains the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) three (3) weeks paid vacation leave; (iii) medical, dental and life insurance benefits (upon establishment of a medical plan); (iv) a severance payment of four (4) week’s salary at the then-applicable base salary rate in the event that we terminate Mr. Ostrowiak’s employment without cause.

3.    Publishing Agreement On March 14, 2008, we entered into a Publishing Agreement with Terry Ostrowiak under which Mr. Ostrowiak granted us exclusive marketing and publishing rights for his book entitled “The Greatest Book on Coaching for Small Business” (the “Work”). As consideration for the publishing rights, we granted Mr. Ostrowiak an option to purchase 500,000 shares of our common stock. In addition, we agreed to split all profits from the work (after deducting expenses) as follows: 75% to us and 25% to Mr. Ostrowiak.

This description of the above referenced agreements do not purport to be complete and is qualified in its entirety by reference to such agreement attached hereto as an exhibit, which is incorporated herein by reference.

Section 5-	Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 12, 2008, Stuart Schreiber resigned from all of his officer positions, including without limitation, Chief Executive Officer, President, Chief Financial Officer and Treasurer. His resignation was not based on any disagreement with us on any matter relating to our operations, policies or practices.

Concurrent with Mr. Schreiber’s resignation, David Larson, our current Chief Operating Officer, Vice President and Secretary was appointed by our board of directors to the positions of President, Chief Executive Officer, Chief Financial Officer and Treasurer. Upon appointment of these positions, Mr. Larson resigned from his position as Secretary.

Concurrent with Mr. Larson’s resignation as Secretary, our board of directors appointed Terry Ostrowiak as Secretary and Executive Vice President. We entered into an employment agreement with Mr. Ostrowiak on March 14, 2008 (see Item 1.01 above). Mr. Ostrowiak’s biography is set forth below:

Terry Ostrowiak, 66, was appointed Executive Vice President and Secretary of The Small Business Company on March 12, 2008. From January 2003 until March 12, 2008, Mr. Ostrowiak was the President, Chief Executive Officer and founder of Dynamus International LLC, a coaching consultancy company.

Section 9 -	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Separation Agreement between Stuart Schreiber and The Small Business Company dated March 12, 2008.

10.2	Employment Agreement with Terry Ostrowiak and The Small Business Company dated March 14, 2008.

10.3	Publishing Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SMALL BUSINESS COMPANY

(Registrant)

Date: March 18, 2008	By: David Larson
David Larson, President